Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports 2008 Third Quarter Results

PITTSBURGH, PA — Mastech Holdings, Inc., (Amex: MHH – News), a national provider of Information Technology staffing services, today announced its third quarter 2008 financial results for the three months ended September 30, 2008.

Revenues for the quarter were $24.1 million, representing a 5.7% decline from the $25.6 million reported in the same period last year. Consolidated net income for the 2008 quarter, totaled $1.2 million, or $0.32 per diluted share, compared to $1.4 million, or $0.39 per diluted share, in the same period last year. In both periods, results included certain tax benefits which will not be available to the Company as a stand alone organization. The impact on consolidated net income of such tax benefits was $390,000, or $0.11 per diluted share in the 2008 quarter and $412,000, or $0.12 per diluted share in the 2007 quarter.

Commenting on these results, Steven Shangold, CEO stated, “Our third quarter performance reflects reduced demand for our services that we believe is attributable to the current U.S. economic downturn and its impact on our customers, especially within the financial services industry. In addition to lower demand for I.T.staffing services, pricing pressures have adversely affected our gross margins and impacted our operating results. While we believe that this challenging economic environment is likely to persist for some time, our strategy remains focused on providing our clients with excellent service, and controlling our cost structure. Our belief is that by executing on this strategy today, we will be in a stronger position to create value for our shareholders, as market conditions improve.”

In October, the Company secured a $10 million revolving credit facility with PNC Bank. “Historically, cash flows from operations have been sufficient to fund the Company’s cash requirements. While we believe that this will continue to be the case in the future, this facility will provide us with the financial flexibility to capitalize on market opportunities during these tumultuous times and will be available to fund any unexpected increases in working capital levels should they occur,” said Jack Cronin, CFO.

In conjunction with its third quarter earnings release, Mastech will host a conference call at 8:00 A. M. EST on November 6, 2008 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through November 13, 2008.

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Mastech Holdings, Inc. Reports 2008 Third Quarter Results (cont.)

About Mastech Holdings, Inc.:

Leveraging the power of 20 years I .T. experience, Mastech (AMEX: MHH) provides Information Technology services in the disciplines which drive today’s business operations. Clients turn to Mastech for comprehensive I.T. services including: I.T. Consulting; OneSource(tm) Co-Managed projects and supplemental I.T. resources. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, and cash flow. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash. These risks are described in more detail under the heading “Risk Factors” in the Company’s Registration Statement on Form 10, dated September 11, 2008, filed with the Securities and Exchange Commission.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2008 (unaudited)	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,777	$1,524
Accounts receivable, net	11,242	11,444
Prepaid and other current assets	593	194
Deferred income taxes	88	289

Total current assets	16,700	13,451
Investment in unconsolidated affiliate	49	62
Equipment, enterprise software and leasehold improvements, net	301	425
Deferred income taxes	198	327

Total assets	$17,248	$14,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Payable due iGATE per separation agreement	$2,268	$—
Accounts payable	2,259	2,873
Accrued payroll and related costs	3,559	3,465
Deferred revenue and other	114	91

Total current liabilities	8,200	6,429

Total liabilities	8,200	6,429

Shareholders’ equity / invested equity:
iGATE’s net investment	—	7,836
Common stock, par value $0.01 per share	36	—
Additional paid-in capital	9,012	—

Total shareholders’ equity	9,048	7,836

Total liabilities and shareholders’ equity	$17,248	$14,265

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands except earnings per share data)

(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Revenues	$24,140	$25,609	$73,564	$78,933
Cost of revenues	19,622	20,179	59,348	61,813

Gross profit	4,518	5,430	14,216	17,120
Selling, general and administrative	3,218	3,734	10,318	11,879
Depreciation and amortization	73	78	234	242

Income from operations	1,227	1,618	3,664	4,999
Other income/(expense), net	10	21	5	63

Income before income taxes	1,237	1,639	3,669	5,062
Income tax expense	75	247	436	767

Net income	$1,162	$1,392	$3,233	$4,295

Pro forma earnings per share:
Basic	$0.32	$0.39	$0.90	$1.19

Diluted	$0.32	$0.39	$0.90	$1.19

Weighted average common shares outstanding:
Basic	3,607	3,607	3,607	3,607

Diluted	3,607	3,607	3,607	3,607